Exhibit 99.1

Destination XL Group, Inc. Names Dara Pauker Chief Operating Officer

CANTON, MA (January 30, 2023) -- Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated commerce retailer of men’s Big + Tall clothing and shoes, announced today that Dara Pauker joined the organization as Chief Operating Officer on January 27, 2023. Ms. Pauker brings over 20 years of strategy and leadership experience, with a particular emphasis on growth initiatives, and has been working with the Company on a long-range strategic growth plan as a consultant since December, 2021. Reporting to Ms. Pauker will be the Chief Stores Officer, Chief Merchandising Officer, SVP Global Sourcing, and SVP Technology.

Prior to joining DXL, Ms. Pauker operated her own consultancy, through which she has held many interim GM roles and advised public and private retail companies and investors in retail on a broad array of topics related to defining and executing growth strategy.

Prior to launching her consultancy, Ms. Pauker held a number of senior roles in strategy and general management including President and General Manager of ghd, North America and as CEO, North America, for Custo Barcelona. Ms. Pauker also held executive roles at Liz Claiborne, Inc. and The Jones Group. She began her career at Bain & Company. Ms. Pauker has a Masters of Business Administration, Strategic Management and Marketing, from the Wharton School and an A.B. magna cum laude from Harvard University. She also currently serves as a Success Coach in Columbia Business School’s Chief Marketing Officer Certificate Program.

“Working with Dara on the Company’s long-range business development and strategic plan, I have been consistently impressed by both her strategic acumen and her ability to collaboratively help us define growth and operational initiatives. She has proven herself to be a valuable contributor to the team, and I am very pleased that she has agreed to join DXL Big + Tall,” said Harvey Kanter, President and CEO. “Dara’s appointment emphasizes our commitment to transforming and growing our business,” he continued.

“My entire career has been dedicated to growing businesses. I admire what the DXL leadership team has accomplished and strongly believe in the potential of DXL. I am committed to helping make our growth initiatives a reality as we solidify DXL Big + Tall’s position as the haven for men’s big and tall apparel and footwear,” said Ms. Pauker.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores in the United States, and a digital commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store

Exhibit 99.1

experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Investor Contact:
Investor.relations@dxlg.com
603-933-0541